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                                                      PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-91708
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PROSPECTUS

                             [PARKER DRILLING LOGO]

                            PARKER DRILLING COMPANY

                               OFFER TO EXCHANGE
                  10 1/8% SENIOR NOTES DUE 2009, SERIES B, FOR
              OUTSTANDING 10 1/8% SENIOR NOTES DUE 2009, SERIES A
                             ---------------------

- We are offering to exchange the outstanding notes that we issued in a private offering for new registered notes. The outstanding notes were issued on May 2, 2002, in exchange for $235,612,000 of our 9 3/4% Senior Notes due 2006.

- THE EXCHANGE OFFER EXPIRES AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 9, 2002, UNLESS EXTENDED.

- Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

- All outstanding notes that are validly tendered and not withdrawn will be exchanged.

- We believe that the exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

- The terms of the notes to be issued will be substantially identical to the current terms of the outstanding notes, except for the transfer restrictions and registration rights relating to the outstanding notes.

     YOU SHOULD CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 6 BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    This prospectus is dated August 8, 2002
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                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol "PKD." Our reports, proxy statements and other information filed with the SEC can also be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York.

     This prospectus, which constitutes a part of a registration statement on form S-4 filed by us with the SEC under the Securities Act of 1933, omits certain of the information set forth in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and the exchange notes. Copies of the registration statement and its exhibits are on file at the offices of the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement.

     This prospectus "incorporates by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until termination of the exchange offer:

     - Our Annual Report on Form 10-K for the year ended December 31, 2001, except for the financial statements which are included in our Current Report on Form 8-K filed on June 28, 2002.

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

     - Our Proxy Statement on Schedule 14A sent to shareholders in connection with our Annual Meeting of Shareholders held April 25, 2002.

     - Our Current Reports on Form 8-K filed on June 28, 2002 and April 1, 2002.

     At your request, we will provide to you at no cost a copy of any other filings, or a copy of the indenture governing the exchange notes. You may request any of these by writing or telephoning us at the following address:

        John R. Burkhalter
        Director of Investor Relations
        Parker Drilling Company
        1401 Enclave Parkway, Suite 600
        Houston, Texas 77077
        (281) 406-2000

     TO INSURE TIMELY DELIVERY, YOU SHOULD REQUEST THESE FILINGS NO LATER THAN AUGUST 30, 2002.

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                                    SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire prospectus and the documents to which we have referred you. The term "outstanding notes" refers to the 10 1/8% Senior Notes due 2009, Series A, that were issued in May 2002. The term "exchange notes" refers to the 10 1/8% Senior Notes due 2009, Series B, issuable in the exchange offer. The term "notes" collectively refers to the outstanding notes and the exchange notes.

                                  THE COMPANY

     Parker Drilling Company was incorporated in the state of Oklahoma in 1954 after having been established in 1934 by our founder, Gifford C. Parker. The founder was the father of Robert L. Parker, our chairman and a principal stockholder, and the grandfather of Robert L. Parker Jr., president and chief executive officer. In March 1976, our state of incorporation was changed to Delaware. Unless otherwise indicated, the term "Company," "we," "us," and "our," refer to Parker Drilling Company together with our subsidiaries and "Parker Drilling" refers solely to our parent, Parker Drilling Company.

     We are a leading worldwide provider of contract drilling and drilling related services. Our primary operating areas are:

     - the transition zones of the Gulf of Mexico, Nigeria and the Caspian Sea,

     - the offshore waters of the Gulf of Mexico, and

     - on land in international oil and gas producing regions.

     Our current marketed rig fleet consists of:

     - 27 barge drilling and workover rigs, dedicated to drilling in transition zone waters, which are generally defined as coastal waters having depths from five to 25 feet,

     - seven offshore jackup rigs,

     - four offshore platform rigs capable of drilling in water depths of 85 to 215 feet, and

     - 41 land rigs, which generally consists of premium and specialized deep drilling rigs, 37 of which are capable of drilling to depths of 10,000 feet or greater.

     The diversity of our rig fleet, both in terms of geographic location and asset class, enables us to provide a broad range of services to oil and gas operators around the world.

                               THE EXCHANGE OFFER

     On May 2, 2002, we issued the outstanding notes, consisting of $235,612,000 in aggregate principal amount of 10 1/8% Senior Notes due 2009, Series A, in a private offering. The outstanding notes were issued to institutional accredited investors in transactions exempt from the registration requirements of the Securities Act of 1933.

     When we issued the outstanding notes, we entered into a registration rights agreement in which we agreed to use our best efforts to complete the exchange offer.

The Exchange Offer............   Under the terms of the exchange offer, you are
                                 entitled to exchange your outstanding notes for registered exchange notes. You should read the discussion under the sections "The Exchange
                                 Offer" and "Description of the Exchange Notes" for further information regarding the exchange offer and exchange notes. The outstanding notes may be tendered only in integral multiples of $1,000.

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Resale of Exchange Notes......   We believe that the exchange notes issued in
                                 the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that:

                                 - you are acquiring the exchange notes in the
                                   ordinary course of your business;

                                 - you have no arrangement or understanding with
                                   any person to participate in the distribution of the exchange notes; and

                                 - you are not an "affiliate" of ours.

                                 If any of the these three factors are not true and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from the registration requirements of the Securities Act, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.

                                 If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market making or other trading activities, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other transfer of the exchange notes.

Failure to Exchange
Outstanding Notes May Affect
You Adversely.................   If you do not exchange your outstanding notes
                                 for exchange notes, you will no longer be able to require us to register the outstanding notes under the Securities Act. In addition, you will not be able to offer or sell your outstanding notes unless:

                                 - they are registered under the Securities Act;
                                   or

                                 - you offer or sell them under an exemption
                                   from the requirements of, or in a transaction not subject to, the Securities Act.

Expiration Time...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on September 9, 2002. We have the right to extend the exchange offer.

Conditions to Exchange
Offer.........................   We will proceed with the exchange offer, so
                                 long as;

                                 - the exchange offer does not violate any
                                   applicable law or applicable interpretation of law of the staff of the SEC;

                                 - no litigation materially impairs our ability
                                   to proceed with the exchange offer; and

                                 - we obtain all the governmental approvals we
                                   deem necessary for the exchange offer.

Procedures for Exchanging
Outstanding Notes.............   If you wish to accept the exchange offer, you
                                 must comply with procedures for exchanging notes described under "The Exchange
                                 Offer -- Procedures for Exchanging Notes."

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Withdrawal Rights.............   You may withdraw the tender of your outstanding
                                 notes at any time prior to the expiration time. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address set forth in this prospectus under the section "The Exchange Offer" under the heading "Exchange Agent" by the expiration time.

Acceptance of Outstanding
Notes and Delivery of Exchange
Notes.........................   If all of the conditions to the exchange offer
                                 are satisfied or waived, we will accept any and all outstanding notes that are properly tendered in the exchange offer prior to the expiration time. We will deliver the exchange notes promptly after the expiration time.

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 issuance of the exchange notes.

Tax Considerations............   We believe that the exchange of outstanding
                                 notes for exchange notes will not be a taxable exchange for federal income tax purposes.
                                 However, you should consult your tax adviser about the tax consequences of this exchange as they apply to your individual circumstances.

Exchange Agent................   JPMorgan Chase Bank is serving as exchange
                                 agent for the exchange offer.

Fees and Expenses.............   We will bear all expenses related to
                                 consummating the exchange offer and complying with the registration rights agreement.

                       DESCRIPTION OF THE EXCHANGE NOTES

     The exchange notes will be freely tradable and otherwise substantially identical to the outstanding notes. The exchange notes will not have registration rights or provisions for additional interest. The exchange notes will evidence the same debt as the outstanding notes, and the outstanding notes are, and the exchange notes will be, governed by the same indenture.

Total Amount of Exchange Notes
Offered.......................   $235,612,000 in aggregate principal amount of
                                 10 1/8% Senior Notes due 2009, Series B.

Maturity Date.................   November 15, 2009.

Interest......................   Fixed annual rate of 10 1/8%.

Interest Payment Dates........   May 15 and November 15 of each year, commencing
November 15, 2002.

Optional Redemption...........   We may redeem some or all of the exchange notes
                                 at any time on or after November 15, 2004, at the redemption prices described under
                                 "Description of the Exchange Notes -- Optional
                                 Redemption."

Change of Control.............   If there is a change of control of the Company,
                                 as defined in the Indenture, each holder of exchange notes will have the right to require us to purchase all or a portion of that holder's outstanding notes at a price equal to 101% of their aggregate principal amount together with accrued and unpaid interest to

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                                 the date of purchase. See "Description of the
                                 Exchange Notes -- Repurchase at the Option of Holders -- Change of Control."

Guarantees....................   The full and prompt performance of our
                                 obligations under the indenture and the notes will be unconditionally guaranteed on a senior unsecured basis by each of our principal operating subsidiaries. The subsidiary guarantees may be released under certain circumstances. See "Description of the Exchange
                                 Notes -- Subsidiary Guarantees."

Ranking.......................   The exchange notes will be senior unsecured
                                 obligations, ranking equal in right of payment with all of our other senior indebtedness and ranking above all of our subordinated indebtedness. The exchange notes and the subsidiary guarantees will be effectively subordinated to our secured indebtedness and that of the subsidiary guarantors to the extent of the security for the secured indebtedness, respectively, including any indebtedness under our senior credit facility, which is secured by liens on certain of our accounts receivable, inventory and certain barge rigs located in the Gulf of Mexico. At March 31, 2002, we had secured indebtedness outstanding (excluding letters of credit) of $14.4 million and $46.4 million of available borrowing capacity under the revolving credit portion of our senior credit facility, less $16.2 million reserved to support outstanding letters of credit. Subject to certain limitations, we and our subsidiaries may incur additional indebtedness in the future. The exchange notes will also be effectively subordinated to all indebtedness and other liabilities of our subsidiaries that do not guarantee payment of the exchange notes.
                                 See "Description of Certain Indebtedness" and
                                 "Description of the Exchange Notes -- Certain
                                 Covenants -- Incurrence of Indebtedness and
                                 Issuance of Preferred Stock; -- Liens."

Certain Covenants.............   The indenture relating to the exchange notes
                                 contains certain covenants, including covenants that limit:

                                 - incurrence of indebtedness;

                                 - restricted payments;

                                 - issuances and sales of capital stock of
                                   restricted subsidiaries;

                                 - sale/leaseback transactions;

                                 - transactions with affiliates;

                                 - liens;

                                 - asset sales;

                                 - dividends and other payment restrictions

                                 - affecting restricted subsidiaries;

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                                 - conduct of business; and

                                 - mergers, consolidations or sales of assets.

     See "Description of the Exchange Notes -- Certain Covenants."

                           FORWARD LOOKING STATEMENTS

     This prospectus, including the documents that we incorporate by reference, contains statements that constitute "forward-looking statements." These statements appear in a number of places in this prospectus and include statements regarding our plans, beliefs or current expectations, including those plans, beliefs and expectations of our officers and directors.

     Forward-looking statements are based on certain assumptions and analyses we have made in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are relevant. Although we believe that our assumptions are reasonable based on current information available, they are subject to certain risks and uncertainties, many of which are outside our control. These risks and uncertainties include:

     - worldwide economic and business conditions that adversely affect market conditions and/or the cost of doing business,

     - the pace of recovery in the U.S. economy and the demand for natural gas,

     - fluctuations in the market prices of oil and gas,

     - imposition of unanticipated trade restrictions,

     - political instability,

     - governmental regulations that adversely affect the cost of doing business,

     - adverse environmental events,

     - adverse weather conditions,

     - changes in concentration of customer and supplier relationships,

     - unexpected cost increases for upgrade and refurbishment projects,

     - changes in competition, and

     - other similar factors (some of which are discussed in this prospectus and in documents incorporated by reference into this prospectus).

Because the forward-looking statements are subject to risks and uncertainties, the actual results of our operations and actions may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties are referenced in connection with forward-looking statements that are included from time to time in this prospectus. Each forward-looking statement speaks only as of the date of this prospectus or the date of any document incorporated by reference, and we undertake no obligation to publicly update or revise any forward-looking statement.

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                                  RISK FACTORS

     You should consider carefully the following risk factors, together with all of the other information in this prospectus and the documents that are incorporated by reference, before you decide to exchange your outstanding notes for exchange notes in the Exchange Offer.

RISK FACTORS RELATING TO OUR BUSINESS

  OUR BUSINESS COULD BE ADVERSELY AFFECTED IF LOWER OIL AND GAS PRICES DECREASE DEMAND FOR OUR SERVICES.

     Our business and operations depend upon exploration and development spending by oil and gas companies. An actual decline, or the perceived risk of a decline, in oil and gas prices could cause oil and gas companies to reduce their overall level of spending. As a result, demand for our services may decrease and our business may be adversely affected.

  OUR HIGH LEVERAGE COULD ADVERSELY AFFECT OUR FUTURE PERFORMANCE AND OUR ABILITY TO SATISFY OUR DEBT OBLIGATIONS.

     Our business requires substantial capital. We now have, and will continue to have in the foreseeable future, a relatively high level of debt in relation to our stockholders' equity. As of March 31, 2001, we had $584.0 million of long-term debt outstanding and stockholders' equity of $402.0 million.

     Our ability to meet our debt service obligations depends on our future performance. Our future performance is influenced by general economic conditions and by financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to service our debt, we may have to:

     - delay the acquisition of additional rigs and other assets;

     - sell equity securities;

     - sell assets; or

     - restructure or refinance our debt.

We cannot give you any assurances that, if we are unable to service our debt, we will be able to sell equity securities, sell assets or restructure or refinance our debt.

     Our substantial debt could have important consequences to you. For example, it could:

     - make it more difficult for us to obtain additional financing in the future for our acquisitions and operations;

     - require us to dedicate a substantial portion of our cash flows from operations to the repayment of our debt and the interest associated with our debt;

     - limit our operating flexibility due to financial and other restrictive covenants, including restrictions on incurring additional debt, creating liens on our properties and paying dividends on our equity securities;

     - place us at a competitive disadvantage compared with our competitors that have relatively less debt; and

     - make us more vulnerable in the event of a downturn in our business.

  UNPREDICTABLE CHANGES IN GOVERNMENTAL REGULATIONS COULD INCREASE OUR OPERATING COSTS AND REDUCE DEMAND FOR OUR SERVICES.

     Our operations are affected by a variety of laws and regulations, including laws and regulations relating to:

     - the protection of the environment;

     - safety; and

     - permitting or licensing requirements for drilling activities and for oil and gas exploration and development activities.

We and our customers are required to invest financial and managerial resources to comply with these laws and regulations. Because these laws and our business change from time to time, we cannot predict the future costs of complying with these laws, and our expenditures could be material in the future. Modification of existing laws or regulations or adoption of new laws or regulations limiting exploration or production activities by oil and gas companies or imposing more stringent restrictions on drilling operations could adversely affect us by reducing the demand for, or increasing the cost of, our services.

  WE OPERATE IN INTERNATIONAL MARKETS, SO WE HAVE EXPOSURE TO RISKS INHERENT IN DOING BUSINESS ABROAD.

     A significant portion of our revenue is derived from operations outside the United States and is subject in varying degrees to risks inherent in doing business abroad. These risks include:

     - the possibility of unfavorable changes in tax or other laws;

     - partial or total expropriation;

     - currency exchange rate fluctuations, devaluations and restrictions on currency repatriation;

     - the disruption of operations from labor and political disturbances;

     - insurrection or war;

     - disruption or delay of licensing or permitting activities; and

     - requirements of partial local ownership of operations.

  WE ARE SUBJECT TO HAZARDS CUSTOMARY FOR DRILLING OPERATIONS.

     Substantially all of our operations are subject to hazards that are customary for oil and gas drilling operations, including blowouts, reservoir damage, loss of well control, cratering and oil and gas well fires. Our offshore operations also are subject to hazards inherent in marine operations, such as capsizing, grounding, collision and damage from severe weather conditions. Any of these risks could result in damage to or destruction of drilling equipment, personal injury and property damage, suspension of operations or environmental damage.

  BECAUSE WE DO NOT HAVE CUSTOMER INDEMNITIES OR INSURANCE TO COVER SOME OPERATING RISKS, OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED IF ONE OF THOSE RISKS OCCURRED.

     We cannot always obtain customer indemnities or insurance for our operating risks. Although we carry insurance against the destruction of or damage to our drilling equipment in amounts that we consider adequate, such insurance may not always be available at acceptable rates in the future for all risks and all geographic areas.

  IF WE CANNOT KEEP OUR RIGS UTILIZED, OUR OPERATING RESULTS WILL BE ADVERSELY IMPACTED.

     Our business is capital intensive and generally requires significant investments in drilling equipment. As a result, we incur relatively high fixed costs in our operations. If we cannot keep our rigs utilized, our operating results will be adversely impacted.
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  OUR DEBT AGREEMENTS MAY LIMIT OUR FLEXIBILITY IN RESPONDING TO CHANGING MARKET
  CONDITIONS OR IN PURSUING BUSINESS OPPORTUNITIES.

     Our debt agreements contain restrictions and requirements relating to, among other things:

     - the issuance of additional indebtedness;

     - the maintenance of financial ratios;

     - the encumbrance of assets;

     - the sale of assets;

     - the amount of our capital expenditures;

     - the payment of dividends on our equity securities; and

     - mergers.

These restrictions and requirements may limit our flexibility in responding to changing market conditions or in pursuing business opportunities that we believe would have a positive effect on our business.

  DESPITE OUR CURRENT LEVELS OF INDEBTEDNESS, WE STILL MAY BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER INCREASE THE RISKS DESCRIBED ABOVE.

     We may be able to incur substantial additional indebtedness in the future. The terms of the indenture relating to the notes do not fully prohibit us from doing so. Those borrowings may be effectively senior to the notes and any note guarantees to the extent of the security for the borrowings. If new debt is added to our current debt levels, the related risks that we now face could intensify.

  TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, that we will realize operating improvements or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We might not be able to refinance any of our indebtedness on commercially reasonable terms or at all.

  ANY FAILURE TO MEET OUR DEBT OBLIGATIONS COULD HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. Our cash flow and capital resources may be insufficient for payment of interest on and principal of our debt in the future, including payments on the notes, and any alternative measures may be unsuccessful or may not permit us to meet scheduled debt service obligations, which could cause us to default on our obligations and impair our liquidity.

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

RISK FACTORS RELATING TO OUR DEBT SECURITIES

  WE ARE A HOLDING COMPANY AND DEPEND ON OUR SUBSIDIARIES FOR FUNDS.

     Our subsidiary companies conduct substantially all of our business. Our holding company structure results in two principal risks:

     - our subsidiaries may be restricted by contractual provisions or applicable laws from providing us the cash that we need to pay parent company debt service obligations, including payments on the notes; and

     - in any liquidation, reorganization or insolvency proceeding involving us, your claim as a holder of the notes will be effectively junior to the claims of holders of any indebtedness or preferred stock of our subsidiaries who are not Subsidiary Guarantors.

  THERE MAY BE NO PUBLIC MARKET FOR EXCHANGE NOTES.

     The exchange notes will constitute a new issue of securities with no established trading market. Jeffries & Company, Inc., the dealer manager engaged in connection with the issuance of the outstanding notes, has informed us that, following completion of the registered exchange offer of outstanding notes for the exchange notes, it intends to make a market in the exchange notes. However, it is not obligated to do this, and any market making which is undertaken may be discontinued at any time without notice. In addition, any market making activity will be subject to the limits imposed by the Securities Act of 1933 and the Securities Exchange Act of 1934 and may be limited during this exchange offer or the pendency of the shelf registration statement. See "Description of the Exchange Notes -- Registration Rights; Liquidated Damages." Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or as to the liquidity of or the trading market for the exchange notes. If an active market does not develop, the market price and liquidity of the exchange notes may be adversely affected. In addition, we do not intend to apply (and are not obligated to apply) for listing or quotation of the exchange notes on any securities exchange or stock market.

  ALTHOUGH THE OCCURRENCE OF SPECIFIC CHANGE OF CONTROL EVENTS AFFECTING US WILL PERMIT YOU TO REQUIRE US TO REPURCHASE THE NOTES, WE MAY NOT BE ABLE TO REPURCHASE THE NOTES.

     Upon the occurrence of specific change of control events affecting us, you will have the right to require us to repurchase the notes at 101% of their principal amount, plus accrued and unpaid interest. Our ability to repurchase the notes upon such a change of control event would be limited by our access to funds at the time of the repurchase and the terms of our other debt agreements. Upon a change of control event, we may be required immediately to repay the outstanding principal, any accrued interest on and any other amounts owed by us under our senior credit facilities, the notes and other outstanding indebtedness. The source of funds for these repayments would be our available cash or cash generated from other sources. However, we cannot assure you that we will have sufficient funds available upon a change of control to make any required repurchases of this outstanding indebtedness.

  FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE HOLDERS OF THE NOTES TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

     Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor, if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

     - received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;

     - was insolvent or rendered insolvent by reason of the incurrence;

     - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they mature.

     In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

     - if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     - it could not pay its debts as they become due.

     We believe that any guarantor of the notes, after giving effect to its guarantee of the notes, would not be insolvent, would not have unreasonably small capital for the business in which it would be engaged and would not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

                               THE EXCHANGE OFFER

     The outstanding notes were issued to selected institutional accredited investors who were holders of our outstanding 9 3/4% Senior Notes due 2006 (the "2006 Notes") in exchange for $235,612,000 of outstanding principal amount of the 2006 Notes.

     In connection with the issuance of the outstanding notes, we entered into a Registration Rights Agreement dated May 2, 2002, with Jefferies & Company, Inc. on behalf of the holders of the outstanding notes. Pursuant to the Registration Rights Agreement, we have agreed to file a registration statement (the "Exchange Offer Registration Statement"), of which this prospectus is a part, with the SEC with respect to a registered offer to exchange the outstanding notes for exchange notes having terms substantially identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions and additional interest.

     Under the Registration Rights Agreement, we will, at our cost:

     - file the Exchange Offer Registration Statement not later than 60 days of the date of original issuance of the outstanding notes;

     - use our best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act not later than 120 days after the date of original issuance of the outstanding notes; and

     - keep the exchange offer open for a period of not less than the minimum period required under applicable federal and state securities laws but in no event less than 20 business days nor more than 45 business days (or longer if required by applicable law).

     The exchange offer being made by this prospectus, if commenced and consummated within the time periods described in this paragraph, will satisfy our obligations under the Registration Rights Agreement.

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, all outstanding notes validly tendered and not withdrawn prior to the expiration time will be accepted for exchange. Exchange notes of the same class will be issued in exchange for an equal principal amount of outstanding notes accepted in the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000.00. This prospectus, together with the letter of transmittal, is being sent to all registered holders of outstanding notes. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered in exchange.

     You will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than certain transfer taxes described in the letter of transmittal.

EXPIRATION TIME; EXTENSIONS; TERMINATION; AMENDMENTS

     The exchange offer will terminate at the expiration time. If you do not tender your outstanding notes by the expiration time, we will not accept your outstanding notes for exchange. The expiration time is 5:00 p.m., New York City time, on September 9, 2002. We may extend the exchange offer to a later expiration time. If we do, the expiration time shall mean the latest time to which the exchange offer is extended. If we extend the exchange offer, we will notify the exchange agent of the extension.

     We have the right to amend the exchange offer at any time. If we make an amendment which we determine is material, we will disclose the amendment in a manner which we determine is reasonably calculated to inform the holders of outstanding notes. We also have the right to terminate the exchange offer at any time for any reason. If we terminate the exchange offer, we will promptly return to you any outstanding notes which you have previously tendered for exchange.

PROCEDURES FOR EXCHANGING NOTES

     In order to participate in the exchange offer, you must properly tender your outstanding notes to the exchange agent as described below. It is your responsibility to properly tender your notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your exchange.

     If you have any questions or need help in exchanging your notes, please call the exchange agent whose address and phone number are under the section of this prospectus captioned, "The Exchange Offer -- The Exchange Agent."

     All of the outstanding notes were issued in book-entry form, and all of the outstanding notes are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the outstanding notes may be tendered using the Automated Tender Offer Program ("ATOP") instituted by DTC. DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their outstanding notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an "agent's message" to the exchange agent. The agent's message will state that DTC has received instructions from the participant to tender outstanding notes and that the participant agrees to be bound by the terms of the letter of transmittal.

     By using the ATOP procedures to exchange outstanding notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon satisfaction or waiver of all of the conditions in the exchange offer, all outstanding notes properly tendered will be accepted, promptly after the expiration time, and the exchange notes will be issued promptly after the acceptance of the outstanding notes. For purposes of the exchange offer, outstanding notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral (promptly confirmed in writing) or written notice thereof to the exchange agent.

     In all cases, issuance of exchange notes for outstanding notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for such outstanding notes or a timely Book-Entry Confirmation of such outstanding notes into the exchange agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal and all other required documents or an agent's message in lieu thereof. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer. In the case of outstanding notes tendered by the book-entry transfer procedures described below, the non-exchanged outstanding notes will be credited to an account maintained with the Book-Entry Transfer Facility.

     We will not be responsible for any mistakes or delays made by the exchange agent in distributing the exchange notes or interest on the outstanding notes.

WITHDRAWAL RIGHTS

     You may withdraw outstanding notes which you have tendered for exchange at any time before the expiration time.

     In order to withdraw outstanding notes you have tendered for exchange, you must submit to the exchange agent a notice of withdrawal, using the ATOP procedures, prior to the date the withdrawal right expires.

     If you withdraw outstanding notes, you will have the right to re-tender them prior to the expiration of the withdrawal rights in accordance with the procedures described above for exchanging outstanding notes.

DETERMINATION OF WHETHER AN EXCHANGE OF OUTSTANDING NOTES IS PROPER

     We will not be required to issue exchange notes for outstanding notes pursuant to the exchange offer unless those outstanding notes are properly tendered. Similarly, we will be able to retain notes which have been tendered if you do not properly comply with the procedures to withdraw the outstanding notes. We will have the right to decide whether an exchange or withdrawal was made properly and our decision will be final. You should note the following with respect to the exchange offer.

     - If we determine you have not properly tendered your outstanding notes, or have not properly complied with the procedures to withdraw notes previously tendered, you will have to correct the problem in the time period we determine.

     - We are not under any obligation to advise you of any defect in your exchange or withdrawal; neither is the exchange agent.

     - We have the right to waive any defect in the exchange or withdrawal of outstanding notes, and may waive a defect with respect to one note holder and not another.

     - If we determine you have not properly tendered your outstanding notes, they will be promptly returned to you following the exchange offer via a credit to the appropriate DTC account.

     We have no obligation to, and will not knowingly, permit acceptance of tenders of outstanding notes:

     - from affiliates of ours within the meaning of Rule 405 under the Securities Act of 1933;

     - from any other holder or holders who are not eligible to participate in the exchange offer under applicable law or interpretations by the SEC; and

     - if the exchange notes to be received by such holder or holders of outstanding notes in the exchange offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act of 1933 and the Securities Exchange Act of 1934 and without material restrictions under the "blue sky" or securities laws of substantially all of the states of the United States.

NO APPRAISAL OR SIMILAR RIGHTS

     The indenture under which the outstanding notes were issued and applicable law do not give the holders of outstanding notes any appraisal or similar rights to request a court or other person to value their outstanding notes in connection with the exchange offer.

THE EXCHANGE AGENT

     JPMorgan Chase Bank, the trustee under the indenture covering the outstanding notes, will act as exchange agent. In this capacity, JPMorgan Chase Bank will have no fiduciary or similar duties and will be acting solely on the basis of our instructions. You may request assistance in tendering your outstanding notes and may get additional copies of this prospectus and the letter of transmittal by writing or calling the exchange agent as follows:

         By Overnight Courier,
    Registered/Certified Mail or Hand                    By Facsimile
           JPMorgan Chase Bank                        JPMorgan Chase Bank
            600 Travis Street                      Facsimile: (713) 577-5200
               Suite 1150                        Attention: Rebecca A. Newman
          Houston, Texas 77002
      Attention: Rebecca A. Newman

     As discussed above, it is your obligation to properly tender your outstanding notes for exchange in a timely fashion.

ACCOUNTING TREATMENT

     The exchange notes will be recorded at the same principal amount as the outstanding notes as of the date of the exchange. For accounting purposes, the exchange of the notes will be treated as a modification of debt instruments. As a result, transaction fees and other third party fees associated with the exchange such as legal and accounting fees will be charged to expense. In addition, the remaining unamortized debt issue costs relating to the outstanding notes will be amortized over the term of the exchange notes.

SHELF REGISTRATION STATEMENT

     In the event that:

     - any change in law or applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer;

     - the exchange offer is not consummated within 45 business days after the date of this prospectus;

     - under certain circumstances if the holders so request with respect to outstanding notes not eligible to be exchanged for exchange notes in this exchange offer;

     - under certain circumstances any holder of outstanding notes is not eligible to participate in this exchange offer or does not receive freely tradable exchange notes in exchange for outstanding notes constituting any portion of an unsold allotment (it being understood that the requirement that a participating broker-dealer deliver this prospectus in connection with sales of exchange notes shall not result in such exchange notes being not "freely tradable");

     we will, at our cost,

     - cause to be filed a shelf registration statement pursuant to Rule 415 under the Act, on or prior to the later to occur of (1) the 30th day after the occurrence of one of the events described above, and (2) the 90th day after the date of issuance of the exchange notes pursuant to this exchange offer (such earliest date being the "Shelf Filing Deadline");

     - use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act of 1933 on or before the 90th day after the event giving rise to the obligation to file it; and

     - use our best efforts to keep the shelf registration statement effective until two years after its effective date.

     We will, in the event a shelf registration statement is filed, among other things;

     - provide to each holder for whom the shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement;

     - notify each such holder when the shelf registration statement has become effective; and

     - take certain other actions as are required to permit unrestricted resales of the outstanding notes or the exchange notes, as the case may be.

     A holder selling outstanding notes or exchange notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act of 1933 in connection with sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

FEDERAL INCOME TAX CONSEQUENCES

     We have described the tax consequences of the exchange offer under "Certain U.S. Federal Income Tax Considerations."

CONSEQUENCES OF FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER

     The liquidity of the outstanding notes may be reduced as a result of the exchange offer. Upon the consummation of the exchange offer, subject to certain exceptions, if you do not exchange your outstanding notes for exchange notes in the exchange offer, you will no longer be entitled to registration rights and will not be able to offer or sell your outstanding notes, unless the outstanding notes are subsequently registered under the Securities Act of 1933 (which, subject to certain limited exceptions, we will have no obligation to do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act of 1933 (including Rule 144A) and applicable state securities laws.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive in exchange a like principal amount of outstanding notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR CREDIT FACILITY

     On October 22, 1999, we entered into a $50.0 million loan and security agreement with Bank of America, N.A., as Administrative Agent, Congress Financial Corporation, and Bank of Oklahoma, N.A. The loan agreement is available for working capital requirements, general corporate purposes and to support letters of credit and will terminate on October 22, 2003.

     The loan agreement has a combined total commitment for both loans and letters of credit support of $50.0 million. Loan amounts outstanding under the loan agreement bear interest at our option at either:

     - prime plus 0.50%, or

     - LIBOR plus 2.50%.

The prime rate loans can vary between prime plus 0.25% and prime plus 0.75% and the LIBOR rates can vary between LIBOR plus 2.00% and LIBOR plus 2.75% based on a leverage ratio calculation which takes into consideration our total amount of indebtedness outstanding minus cash and cash equivalents plus the unfunded amount of letters of credit divided by EBITDA.

     The loan agreement contains covenants which require minimum adjusted tangible net worth, fixed charge coverage ratio and limits annual capital expenditures. The revolving loan facility prohibits payment of dividends.

     At March 31, 2002, no amounts had been drawn down against the loan agreement but $16.2 million of availability had been used to support letters of credit that have been issued.

     The repayment of loans under the loan agreement is secured by the following:

     - accounts receivable,

     - inventory,

     - certain contract rights,

     - certain intangible rights, e.g. patents and copyrights,

     - certain barge drilling rigs located in the Gulf of Mexico,

     - stock of subsidiaries,

     - all money and securities held by the Administrative Agent, and

     - books and records relating to the above.

     Borrowings under the loan agreement can be used for:

     - general corporate purposes, including capital expenditures for rig refurbishments and upgrades,

     - working capital, and

     - letters of credit.

The amounts of money we can borrow and letters of credit we can issue under the loan agreement are subject to a borrowing base formula which limits the amount of loans and letters of credit based on:

     - eligible accounts receivable,

     - 50% of rig materials and supplies, and

     - the value of certain barge drilling rigs located in the Gulf of Mexico.

     We are obligated to pay the lenders certain fees on the average daily unadvanced portion of the lenders' loan commitments, and certain fees for issuance of letters of credit.

     Future advances under the loan agreement are conditioned on, among other things:

     - the representations and warranties contained in the loan agreement being true and correct on the date of the loan,

     - the delivery of certain opinions and certificates,

     - environmental and insurance reviews, and

     - no material changes having occurred in our financial condition, operations or properties.

9 3/4% SENIOR NOTES DUE 2006

     We currently have outstanding approximately $214.2 million of our 9 3/4% Senior Notes due 2006. We are obligated to make certain payments on these outstanding notes and may be called to repurchase these notes if certain change of control events occur.

5 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2004

     We currently have outstanding approximately $124.5 million of our 5 1/2% Convertible Subordinated Notes due 2004. The principal and accrued interest due on these notes will be payable in full in July of 2004. This indebtedness is subordinated to the indebtedness represented by the 9 3/4% Senior Notes due 2006 and the outstanding notes.

                       DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

     The exchange notes will be issued pursuant to the indenture dated May 2, 2002, entered into between the Company and JPMorgan Chase Bank, as trustee (the "Trustee"). The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The exchange notes are subject to all such terms, and holders of exchange notes are referred to the indenture and the Trust Indenture Act for a statement of those terms.

     We have summarized below certain provisions of the indenture. However, you should realize that this summary does not purport to be complete and is qualified in its entirety by reference to the indenture, including the definitions of certain terms used below. A copy of each of the indenture and the Registration Rights Agreement have been filed as exhibits to the registration statement of which this prospectus is a part and are available from us upon request. See "Where You Can Find Additional Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

     As used below in this "Description of the Exchange Notes," references to "we," "ours," "us" and the "Company" mean Parker Drilling Company, but not any of its Subsidiaries.

     The exchange notes will be issued in exchange for the outstanding notes pursuant to the Registration Rights Agreement, as further described in "The Exchange Offer." The terms of the exchange notes are substantially identical to the terms of the outstanding notes, except the exchange notes will have been registered under the Securities Act of 1933 and, therefore, will not contain terms with respect to restrictions on their transfer and will not contain provisions providing for an increase in the interest rate thereon under circumstances described below under "-- Registration Rights; Liquidated Damages."

     The indenture provides for the issuance of up to $250 million in aggregate principal amount of 10 1/8% Senior Notes due 2009. As a result, the indenture will allow us to issue approximately $14.4 million in principal amount of additional notes in the future; however, any issuance of any additional notes would be subject to the covenant described under "-- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." References to the exchange notes include (unless the context otherwise requires) any additional notes.

     The exchange notes will rank senior in right of payment to all of our subordinated indebtedness. The exchange notes will rank pari passu in right of payment with all of our other senior indebtedness, including the outstanding notes. However, the exchange notes will be unsecured obligations of the Company and the borrowings under the senior credit facility are secured by liens on our accounts receivable, inventory and certain barge rigs located in the Gulf of Mexico. As a result, the indebtedness under the senior credit facility will effectively rank senior to the exchange notes to the extent of the security therefor. The exchange notes will be fully and unconditionally guaranteed on a senior unsecured basis by the Subsidiary Guarantors. See "-- Subsidiary Guarantees."

     As of the date of the indenture, all of our Significant Subsidiaries were Restricted Subsidiaries. However, certain of our other Subsidiaries were designated as Unrestricted Subsidiaries at the time the indenture was executed. At March 31, 2002, the Unrestricted Subsidiaries had total assets of approximately $31.2 million. In addition, subject to the requirements of the indenture, we will be able to designate other current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the indenture.

     Any outstanding notes not tendered in the exchange offer and the exchange notes will be treated as a single class of debt securities under the indenture.

PRINCIPAL, MATURITY AND INTEREST

     The exchange notes will be limited in aggregate principal amount to $250 million and will mature on November 15, 2009. The indenture permits the issuance of additional exchange notes as described above under "-- General." Interest on the exchange notes will accrue at the rate of 10 1/8% per annum and will be payable semi-annually in arrears on May 15 and November 15 commencing on November 15, 2002, to holders of record on the immediately preceding May 1 and November 1. Interest on the exchange notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the issue date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and Liquidated Damages (as defined below under "-- Registration Rights; Liquidated Damages") on the exchange notes will be payable at the office or agency of the Company maintained for such purpose within the United States or, in the case of exchange notes not in book-entry form, at the option of the Company, payment of interest and Liquidated Damages may be made by check mailed to the holders of the exchange notes at their respective addresses set forth in the register of holders of exchange notes; provided that all payments with respect to exchange notes in book-entry form, and with respect to exchange notes in certificated form, the holders of which have given wire transfer instructions to the Company, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. See "-- Book-Entry, Delivery and Form." Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The exchange notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

     The exchange notes will not be redeemable at the Company's option prior to November 15, 2004. Thereafter, the exchange notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15, of the years indicated below:

YEAR                                                           PERCENTAGE
----                                                           ----------
2004........................................................   105.0625%
2005........................................................   103.3750%
2006........................................................   101.6875%
2007 and thereafter.........................................   100.0000%

SELECTION AND NOTICE

     If less than all of the exchange notes are to be redeemed at any time, selection of exchange notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no exchange notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of exchange notes to be redeemed at its registered address. If any exchange note is to be redeemed in part only, the notice of redemption that relates to such exchange note shall state the portion of the principal amount thereof to be redeemed. A exchange note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original exchange note. On and after the redemption date, interest ceases to accrue on exchange notes or portions of them called for redemption.

MANDATORY REDEMPTION

     Except as set forth below under "-- Repurchase at the Option of Holders," we are not required to make mandatory redemption or sinking fund payments with respect to the exchange notes.

SUBSIDIARY GUARANTEES

     Each of our Significant Subsidiaries (other than any Exempt Foreign Subsidiary, as designated by the Company) on the Issue Date and each other Restricted Subsidiary that provides a guarantee under the senior credit facility is a Subsidiary Guarantor under the indenture. Each Subsidiary Guarantor has unconditionally guaranteed on a senior basis, jointly and severally, the full and prompt performance of our obligations under the indenture and the exchange notes, including the payment of principal and interest on the exchange notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee is limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the indenture, result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The terms of the Subsidiary Guarantees provide that, for purposes of such limitations and the applicable fraudulent conveyance laws, any indebtedness of a Subsidiary Guarantor incurred from time to time pursuant to the senior credit facility and secured by a perfected Lien on the assets of such Subsidiary Guarantor (assuming, for purposes of such determination, that the incurrence of any such indebtedness and the granting of any such security interest did not violate any such fraudulent conveyance laws) shall be deemed, to the extent of the value of the assets subject to such Lien, to have been incurred prior to the incurrence by such Subsidiary Guarantor of liability under its Subsidiary Guarantee. See "Risk Factors -- Federal and state statutes allow courts under specific circumstances, to void guarantees and require holders of the notes to return payments received from guarantors."

     The indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person (other than the Company or another Subsidiary Guarantor), whether or not affiliated with such Subsidiary Guarantor, unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) shall execute a Subsidiary Guarantee in accordance with the terms of the indenture;
(ii) immediately after giving effect to such transaction, no Default or Event of Default exists; (iii) such Subsidiary Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction), equal to or greater than the Consolidated Net Worth of such Subsidiary Guarantor immediately preceding the transaction; (iv) the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described above under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock"; and (v) such transaction does not violate any of the covenants described under "-- Certain Covenants."

     The indenture provides that in the event of (i) the designation of any Subsidiary Guarantor as an Unrestricted Subsidiary or (ii) a sale or other disposition of all of the Capital Stock or all or substantially all of the properties or assets of any Subsidiary Guarantor to a third party or an Unrestricted Subsidiary, by way of merger, consolidation or otherwise, in any case, in a transaction or manner that does not violate any of the covenants in the indenture, then such Subsidiary Guarantor will be released from and relieved of any obligations under its Subsidiary Guarantee, provided that any Net Proceeds of such sale or other disposition are applied in accordance with the covenant described under the caption "-- Repurchase at the Option of Holders -- Asset Sales," and provided, further, however, that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests that secure, any other Indebtedness of the Company or its Restricted Subsidiaries shall also terminate upon such release, sale or disposition.

     The indenture provides that (a) if the Company or any of its Restricted Subsidiaries shall (i) transfer or cause to be transferred, any assets, businesses, divisions, real property or equipment having an aggregate fair market or book value in excess of $1 million to any Restricted Subsidiary that is not a Subsidiary Guarantor or (ii) make any Investment having an aggregate fair market or book value in excess of $1 million in any Restricted Subsidiary that is not a Subsidiary Guarantor, or (b) if any Restricted Subsidiary that is not a Subsidiary Guarantor shall provide a guarantee under the senior credit facility or own any assets or properties having an aggregate fair market or book value in excess of $1 million, then the Company shall cause such Restricted Subsidiary (other than any Exempt Foreign Subsidiary) to execute a Subsidiary Guarantee, in accordance with the terms of the indenture. In addition, the Company shall not permit any of its Restricted Subsidiaries, other than a Subsidiary Guarantor, directly or indirectly, to (i) incur, guarantee or secure through the granting of Liens the payment of any Indebtedness of the Company or
(ii) pledge any intercompany notes representing obligations of any of its Restricted Subsidiaries to secure the payment of any Indebtedness of the Company, in each case, unless the Company shall cause such Restricted Subsidiary to execute a Subsidiary Guarantee in accordance with the terms of the indenture.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of exchange notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's exchange notes on a Business Day (the "Change of Control Payment Date") not more than 60 nor less than 30 days following such Change of Control, pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase all of the exchange notes then outstanding pursuant to the procedures required by the indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the exchange notes as a result of a Change of Control. The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the fifth Business Day prior to the Change of Control Payment Date.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all exchange notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all exchange notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the exchange notes so accepted, together with an Officers' Certificate stating the aggregate principal amount of exchange notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail or otherwise deliver to each holder of exchange notes so tendered the Change of Control Payment for such exchange notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a exchange note equal in principal amount to any unpurchased portion of the exchange notes surrendered, if any; provided that each such exchange note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the exchange notes to require that the

Company repurchase or redeem the exchange notes in the event of a takeover, recapitalization or similar transaction.

     The occurrence of a Change of Control may result in a default under the senior credit facility and give the Lenders the right to require the Company to repay all Indebtedness outstanding thereunder. There can be no assurance that the Company will have available funds sufficient to repay all Indebtedness owing under the senior credit facility or to fund the purchase of the exchange notes upon a Change of Control. In the event a Change of Control occurs at a time when the Company does not have available funds sufficient to pay for all of the exchange notes delivered by holders seeking to accept the Company's repurchase offer, an Event of Default would occur under the indenture.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all exchange notes validly tendered and not withdrawn under such Change of Control Offer.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any person (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934); (ii) the Company consolidates with or merges into another Person or any Person consolidates with, or merges into, the Company, in any such event pursuant to a transaction in which the outstanding voting stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding voting stock of the Company is changed into or exchanged for voting stock of the surviving or resulting Person that is Qualified Capital Stock and (b) the holders of the voting stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting stock of the surviving or resulting Person immediately after such transaction; (iii) the adoption of a plan relating to the liquidation or dissolution of the Company;
(iv) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (as defined above) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting stock of the Company; or (v) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting stock of the Company will be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the issue date of the Series D Notes, March 11, 1998, or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of exchange notes to require the Company to repurchase such exchange notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  ASSET SALES

     The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are Subordinated Indebtedness or otherwise by their terms subordinated to the exchange notes or the Subsidiary Guarantees) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability, and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of closing such Asset Sale (to the extent of the cash received), shall be deemed to be cash for purposes of this provision, and provided further, that the Company may engage in the sale or transfer of properties or assets, including two drilling rigs and related inventories and equipment and a contract with Tengizchevroil, to AralParker CJSC in consideration of a note payable by AralParker CJSC in a principal amount of up to $50 million.

     Within 365 days after the receipt of any Net Proceeds from any Asset Sale, the Company may (i) apply all or any of the Net Proceeds therefrom to repay Indebtedness (other than Subordinated Indebtedness) of the Company or any Restricted Subsidiary, provided, in each case, that the related loan commitment of any revolving credit facility or other borrowing (if any) is thereby permanently reduced by the amount of such Indebtedness so repaid, or (ii) invest all or any part of the Net Proceeds thereof in properties and other capital assets that replace the properties or other capital assets that were the subject of such Asset Sale or in other properties or other capital assets that will be used in the business of the Company and its Restricted Subsidiaries. Pending the final application of any such Net Proceeds, the Company may temporarily reduce borrowings under any revolving credit facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds equals or exceeds $15 million, the Company will be required to (i) make an offer to purchase (the "Series D Asset Sale Offer") the Series D Notes, if any are then outstanding, at a price equal to 100% of the principal amount of the Series D Notes, plus accrued and unpaid interest and (ii) in the event that any Excess Proceeds are not applied to a Series D Asset Sale Offer, to make an offer to all holders of exchange notes (an "Asset Sale Offer") to purchase the maximum principal amount of exchange notes that may be purchased out of any Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon to the date of purchase, in accordance with the procedures set forth in the indenture for the exchange notes. To the extent that the aggregate amount of outstanding notes and exchange notes tendered pursuant to a Series D Asset Sale Offer and an Asset Sale Offer, respectively, is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of exchange notes tendered by holders thereof exceeds the amount of Excess Proceeds not applied to a Series D Asset Sale Offer, the Trustee shall select the exchange notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

     The Company will not permit any Restricted Subsidiary to enter into or suffer to exist any agreement (other than the Series D indenture) that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Company to make an Asset Sale Offer following any Asset Sale. The Company will comply with Rule 14e-1 under the Securities Exchange Act of 1934, and any other securities laws and regulations thereunder, if applicable, in the event that an Asset Sale occurs and the Company is required to purchase exchange notes as described above.

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

     The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Wholly Owned Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Affiliate of the Company (other than (A) any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company that is a Subsidiary Guarantor and (B) Employee Stock Repurchases); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness or as otherwise permitted below; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Series A/B Issue Date (excluding Restricted Payments permitted by clauses (w), (y) and (z) of the next succeeding paragraph) is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Series A/B Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate Net Equity Proceeds (A) received by the Company from the issue or sale, subsequent to the Series A/B Issue Date, of Qualified Capital Stock of the Company or (B) of any other Equity Interests or debt securities of the Company that have been issued subsequent to the Series A/B Issue Date and that have been converted into such Qualified Capital Stock (other than any Qualified Capital Stock sold to a Restricted Subsidiary of the Company or issued upon conversion of the Convertible Preferred Stock), plus (iii) to the extent not otherwise included in Consolidated Net Income, the net reduction in Investments in Unrestricted Subsidiaries and Affiliates resulting from dividends, repayments of loans or advances, or other transfers of assets (including reductions in guarantees), in each case to the Company or a Restricted Subsidiary after the Series A/B Issue Date from any Unrestricted Subsidiary or Affiliate or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued as provided below), plus (iv) $15 million.

     The foregoing provisions will not prohibit any of the following: (w) any purchase, redemption or other acquisition or retirement, in each case at a price less than par, of up to $75 million in aggregate principal amount of the Company's 5 1/2% Convertible Subordinated Notes due 2004, prior to their stated maturity; (x) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture; (y) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the Net Equity Proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of Qualified Capital Stock of the Company (other than any Disqualified Stock); provided that the amount of any such Net Equity Proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; and (z) the defeasance, redemption or repurchase of Subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of Qualified Capital Stock of the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph.

     For purposes of the foregoing provisions, the amount of any Restricted Payment (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, which calculations may be based upon the Company's latest available financial statements.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would be permitted by the provisions of this "Restricted Payments" covenant and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash prior to such designation) in the Restricted Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under paragraph (c) of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the Fair Market Value of such Investments at the time of such designation.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness but excluding any Permitted Indebtedness) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The indenture also provides that neither the Company nor any Subsidiary Guarantor will, directly or indirectly, in any event incur any Indebtedness that by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the exchange notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

  LIENS

     The indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, affirm or suffer to exist or become effective any Lien of any kind, except for Permitted Liens, upon any of their respective property or assets, whether owned on or acquired after the Issue Date, or any income, profits or proceeds therefrom, to secure (a) any Indebtedness of the Company or such Restricted Subsidiary (if it is not also a Subsidiary Guarantor), unless prior to, or contemporaneously therewith, the exchange notes are equally and ratably secured, or (b) any Indebtedness of any Subsidiary Guarantor, unless prior to, or contemporaneously therewith, the Subsidiary Guarantees are equally and ratably secured; provided, however, that if such Indebtedness is expressly subordinated to the exchange notes or the Subsidiary Guarantees, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the exchange notes or the Subsidiary Guarantees, as the case may be, with the same relative priority as such Indebtedness has with respect to the exchange notes or the Subsidiary Guarantees. The foregoing covenant will not apply to any Lien securing Acquired Indebtedness, provided that any such Lien extends only to the property or assets that were subject to such Lien prior to the related acquisition by the Company or such Restricted Subsidiary and was not created, incurred or assumed in contemplation of such transaction. The incurrence of additional secured Indebtedness by the Company and its Restricted Subsidiaries is subject to further limitations on the incurrence of Indebtedness as described under "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

  SALE-AND-LEASEBACK TRANSACTIONS

     The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale-and-leaseback transaction; provided that the Company or any Restricted Subsidiary, as applicable, may enter into a sale-and-leaseback transaction if (i) the Company could have (a) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale-and-leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens," (ii) the gross cash proceeds of such sale-and-leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale-and-leaseback transaction and (iii) the transfer of assets in such sale-and-leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

  TRANSACTIONS WITH AFFILIATES

     The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, (a) sell, lease, transfer or otherwise dispose of any of its properties, assets or securities to, (b) purchase or lease any property, assets or securities from, (c) make any Investment in, or (d) enter into or suffer to exist any other transaction or series of related transactions with, or for the benefit of, any Affiliate of the Company unless
(i) such transaction or series of transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable arm's length transaction with an unrelated third party, (ii) with respect to any one transaction or series of related transactions involving aggregate payments in excess of $1 million, the Company delivers an Officers' Certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (i) above, and (iii) with respect to a transaction or series of related transactions involving payments in excess of $5 million, the Company delivers an Officers' Certificate to the Trustee certifying that (A) such transaction or series of related transactions complies with clause (i) above and (B) such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the Company; provided, however, that the foregoing restriction shall not apply to (u) any arrangements in effect on the Series A/B Issue Date, (v) transactions between or among the

Company and its Wholly Owned Restricted Subsidiaries, (w) loans or advances to officers, directors and employees of the Company or any Restricted Subsidiary made in the ordinary course of business and consistent with past practices of the Company and its Restricted Subsidiaries in an aggregate amount not to exceed $1 million outstanding at any one time, (x) indemnities of officers, directors and employees of the Company or any Restricted Subsidiary permitted by bylaw or statutory provisions, (y) the payment of reasonable and customary regular fees to directors of the Company or any of its Restricted Subsidiaries who are not employees of the Company or any Affiliate and (z) the Company's employee compensation and other benefit arrangements.

  ISSUANCES AND SALES OF CAPITAL STOCK OF WHOLLY OWNED SUBSIDIARIES

     The indenture provides that the Company (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of the Company to, transfer, convey, sell, or otherwise dispose of any Capital Stock of any Wholly Owned Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless (a) such transfer, conveyance, sale, or other disposition is of all the Capital Stock of such Wholly Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, or other disposition are applied in accordance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales," and (ii) will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company; except, in the case of both clauses (i) and (ii) above, with respect to dispositions or issuances by a Wholly Owned Restricted Subsidiary of the Company as contemplated in clauses (i) and (ii) of the definition of "Wholly Owned Restricted Subsidiary."

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (r) Existing Indebtedness as in effect on the Series A/B Issue Date, (s) the senior credit facility as in effect as of the Series A/B Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the senior credit facility as in effect on the Series A/B Issue Date, (t) the indenture, the exchange notes, the Series D indenture, and the Series D Notes, (u) applicable law, (v) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Series D indenture and the indenture to be incurred, (w) by reason of customary nonassignment provisions in leases entered into in the ordinary course of business and customary provisions in other agreements that restrict assignment of such agreements or rights thereunder, (x) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale, (y) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, or (z) Permitted Refinancing Indebtedness with respect to any indebtedness referred to in clauses (r), (t) and (v) above, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

  MERGER, CONSOLIDATION OR SALE OF ASSETS

     The indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the exchange notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

  BUSINESS ACTIVITIES

     The indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than (i) the Drilling Business, (ii) such other businesses as the Company or its Restricted Subsidiaries are engaged in on the Series A/B Issue Date and (iii) such other business activities as are reasonably related or incidental thereto.

  REPORTS

     The indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any exchange notes are outstanding, the Company will furnish to the holders of exchange notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the consolidated financial condition and results of operations of the Company and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all information that would be required to be contained in a filing with the Commission on Form 8-K if the Company were required to file such Form. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any exchange notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the exchange notes; (ii) default in payment when due of the principal of or premium, if any, on the exchange notes; (iii) failure by the Company to comply with the provisions described under the caption "-- Repurchase at the Option of Holders" or "-- Certain Covenants -- Merger, Consolidation or Sale of Assets"; (iv) failure by the Company for 45 days after notice to comply with any of its other agreements in the indenture or the exchange notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, which default (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $7.5 million or more; (vi) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) any Subsidiary Guarantee shall for any reason cease to be, or be asserted by the Company or any Subsidiary Guarantor, as applicable, not to be, in full force and effect (except pursuant to the release of any Subsidiary Guarantee in accordance with the indenture); and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that constitute a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

     If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding exchange notes may declare all the exchange notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary that constitutes a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding exchange notes will become due and payable without further action or notice. Holders of the exchange notes may not enforce the indenture or the exchange notes except as provided in the indenture. Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding exchange notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the exchange notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the exchange notes then outstanding by notice to the Trustee may on behalf of the holders of all of the exchange notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the exchange notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the exchange notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of exchange notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the exchange notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of the obligations of itself and the Subsidiary Guarantors discharged with respect to the outstanding exchange notes ("Legal Defeasance") except for (i) the rights of holders of outstanding exchange notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such exchange notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the exchange notes concerning issuing temporary exchange notes, registration of exchange notes, mutilated, destroyed, lost or stolen exchange notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the exchange notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption "-- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the exchange notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the exchange notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding exchange notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the exchange notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture or the Series D Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of exchange notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, which, taken together, state that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange the exchange notes in accordance with the indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the indenture. The Company is not required to transfer or exchange any exchange note selected for redemption. Also, the Company is not required to transfer or exchange any exchange note for a period of 15 days before a selection of exchange notes to be redeemed.

     The registered holder of a exchange note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the indenture or the exchange notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the exchange notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, exchange notes), and any existing default or compliance with any provision of the indenture or the exchange notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding exchange notes (including consents obtained in connection with a tender offer or exchange offer for exchange notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any exchange notes held by a non-consenting holder): (i) reduce the principal amount of exchange notes whose holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any exchange note or alter the provisions with respect to the redemption of the exchange notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders"); (iii) reduce the rate of or change the time for payment of interest on any exchange note; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the exchange notes (except a rescission of acceleration of the exchange notes by the holders of at least a majority in aggregate principal amount of the exchange notes and a waiver of the payment default that resulted from such acceleration); (v) make any exchange note payable in money other than that stated in the exchange notes; (vi) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of exchange notes to receive payments of principal of or premium, if any, or interest on the exchange notes; (vii) waive a redemption payment with respect to any exchange note (other than a payment required by one of the covenants described above under the caption
"-- Repurchase at the Option of Holders"); (viii) alter the ranking of the exchange notes relative to other Indebtedness of the Company; or (ix) make any change in the foregoing amendment and waiver provisions. In addition, without the consent of holders of not less than 66 2/3% in aggregate principal amount of the exchange notes then outstanding, no such amendment, supplement or waiver may amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Asset Sale Offer with respect to any Asset Sale or modify any of the provisions or definitions with respect thereto.

     Notwithstanding the foregoing, without the consent of any holder of exchange notes, the Company and the Trustee may amend or supplement the indenture or the exchange notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated exchange notes in addition to or in place of certificated exchange notes, to provide for the assumption of the Company's obligations to holders of exchange notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of exchange notes or that does not adversely affect the legal rights under the indenture of any such holder, to secure the exchange notes pursuant to the requirements of the "Liens" covenant or otherwise or to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in aggregate principal amount of the then outstanding exchange notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of exchange notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

     JPMorgan Chase Bank acts as trustee under the indentures pursuant to which the Series A/B Notes and the Series D Notes were issued. The occurrence of a default with respect to any of the exchange notes, the Series A/B Notes or the Series D Notes could create a conflicting interest for JPMorgan Chase Bank under the Trust Indenture Act. If the default is not cured or waived after JPMorgan Chase Bank acquires a conflicting interest, it generally would be required by the Trust Indenture Act to eliminate the conflicting interest or resign as trustee under the indenture for the notes or the indentures for the Series A/B Notes and Series D Notes.

GOVERNING LAW

     The indenture and the Subsidiary Guarantees are, and the exchange notes will be, governed by the laws of the State of New York.

BOOK-ENTRY, DELIVERY AND FORM

     Except as set forth below, the exchange notes will initially be issued in the form of one or more fully registered global exchange notes (collectively, the "Global Note"). The Global Note will be deposited with, or on behalf of, The Depository Trust Company (the "Depository") and registered in the name of Cede & Co., as nominee of the Depository (such nominee being referred to herein as the "Global Note holder").

     The Depository is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depository's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository's Participants include securities brokers and dealers (including the dealer manager), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depository's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only thorough the Depository's Participants or the Depository's Indirect Participants.

     The Company expects that pursuant to procedures established by the Depository (i) upon deposit of the Global Note, the Depository will credit the accounts of Participants designated by the dealer manager with portions of the principal amount of the Global Note and (ii) ownership of the exchange notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interests of the Depository's Participants), the Depository's Participants and the Depository's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own ("Certificated Securities"). Consequently, the ability to transfer exchange notes evidenced by the Global Note will be limited to such extent.

     So long as the Global Note holder is the registered owner of all exchange notes, the Global Note holder will be considered the sole holder under the indenture of all exchange notes evidenced by the Global Note. Beneficial owners of exchange notes evidenced by the Global Note will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depository or for maintaining, supervising or reviewing any records of the Depository relating to the exchange notes.

     Payments in respect of the principal of, premium, if any, interest, if any, on any exchange notes registered in the name of the Global Note holder on the applicable record date will be made by the Company through the paying agent to or at the direction of the Global Note holder in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the Trustee may treat the persons in whose names exchange notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of exchange notes. The Company believes, however, that it is currently the policy of the Depository to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depository. Payments by the Depository's Participants and the Depository's Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practice and will be the responsibility of the Depository's Participants or the Depository's Indirect Participants.

     As long as the exchange notes are represented by a Global Note, the Depository's nominee will be the holder of the exchange notes and therefore will be the only entity that can exercise a right to require repurchase of the exchange notes. See "-- Certain Covenants" and "-- Repurchase at the Option of Holders." Notice by Participants or Indirect Participants or by owners of beneficial interests in a Global Note held through such Participants or Indirect Participants of the exercise of the option to elect repurchase of beneficial interests in exchange notes represented by Global Note must be transmitted to the Depository in accordance with its procedures on a form required by the Depository and provided to Participants. In order to ensure that the Depository's nominee will timely exercise a right to require repurchase with respect to a particular exchange note, the beneficial owner of such exchange note must instruct the broker or other Participant or Indirect Participant through which it holds an interest in such exchange note to notify the Depository of its desire to exercise a right to require repurchase. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant or Indirect Participant through which it holds an interest in a exchange note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depository. The Company will not be liable for any delay in delivery to the paying agent of notices of the exercise of any option to elect repurchase.

     If (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of exchange notes in the form of Certificated Securities under the indenture, then, upon surrender by the Global Note holder of its Global Note, exchange notes in such form will be issued to each person that the Global Note holder and the Depository identify as being the beneficial owner of the related exchange notes.

     Neither the Company nor the Trustee will be liable for any delay by the Global Note holder or the Depository in identifying the beneficial owners of exchange notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note holder or the Depository for all purposes.

  SAME-DAY SETTLEMENT AND PAYMENT

     The indenture requires that payments in respect of the exchange notes represented by the Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The exchange notes represented by the Global Note are expected to be eligible to trade in the PORTAL Market and to trade in the Depository's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such exchange notes will, therefore, be required by the Depository to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The Company, the Subsidiary Guarantors and the dealer manager entered into the Registration Rights Agreement on May 2, 2002. Pursuant to the Registration Rights Agreement, the Company agreed to make this registered exchange offer. Under existing SEC interpretations, the exchange notes will, in general, be freely transferable without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the Registered Exchange Offer, a prospectus meeting the requirements of the Securities Act will be delivered upon resale by such broker-dealers in connection with resales of the exchange notes. If (i) the Company is not permitted to consummate this exchange offer because this exchange offer is not permitted by applicable law or Commission policy or (ii) any holder of Transfer Restricted Securities notifies the Company within the specified time period that
(A) it is prohibited by law or Commission policy from participating in this Exchange Offer or (B) that it may not resell the exchange notes acquired by it in this exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales or (C) that it is a broker-dealer and owns new notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a shelf registration statement to cover resales of the affected notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. The Company will use its reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each exchange note until
(i) the date on which such exchange note has been exchanged by a person other than a broker-dealer for an outstanding note in the Registered Exchange Offer,
(ii) following the exchange by a broker-dealer in the Registered Exchange Offer of an exchange note for an outstanding note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such exchange note has been effectively registered under the Securities Act of 1933 and disposed of in accordance with the shelf registration statement or (iv) the date on which such exchange note is distributed to the public pursuant to Rule 144 under the Securities Act of 1933.

     If we become obligated to file it, we will use our reasonable best efforts to file it with the Commission on or prior to 30 days after such filing obligation arises (and in any event within 90 days after May 2, 2002) and to cause the Shelf Registration to be declared effective by the Commission on or prior to 90 days after such obligation arises. If (a) we fail to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of the Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company fails to consummate the Registered Exchange Offer within 45 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the shelf registration statement or the Registration Statement of which this Prospectus is a part is declared effective but thereafter ceases to be effective or usable in connection with this Exchange Offer or resales of Transfer Restricted Securities, as the case may be, during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the interest rate on the Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of such Registration Default will increase ("Liquidated Damages") by 0.50% per annum and will increase by an additional 0.50% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of 2% per annum with respect to all Registration Defaults. All accrued Liquidated Damages will be paid by the Company on each interest payment date to the Global Note holder by wire transfer of immediately available funds and to holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Each holder of the outstanding notes who wishes to exchange such outstanding notes for exchange notes in this Exchange Offer will be required to make certain representations, including representations that (i) any exchange notes to be received by it will be acquired in the ordinary course of business,
(ii) it is not participating in, and it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes and (iii) it is neither an affiliate of the Company, as defined in Rule 405 of the Securities Act, nor a broker-dealer tendering notes acquired directly from the Company for its own account. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The Company agreed, for a period of 180 days after consummation of this Exchange Offer, to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any exchange notes acquired in the Registered Exchange Offer. Holders of outstanding notes will also be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in this Registration Rights Agreement in order to have their outstanding notes included in the shelf registration statement and benefit from the provisions regarding Liquidated Damages set forth above.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     The term "additional notes" means any new Series A notes originally issued after the Issue Date.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than the Company or any of its Restricted Subsidiaries (including, without limitation, by means of a sale-and- leaseback transaction or a merger or consolidation) (collectively, for purposes of this definition, a "transfer"), directly or indirectly, in one or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary held by the Company or any other Restricted Subsidiary, (b) all or substantially all of the properties and assets of any division or line of business of the Company or any of its Restricted Subsidiaries, (c) any Event of Loss or (d) any other properties or assets of the Company or any of its Restricted Subsidiaries other than transfers of cash, Cash Equivalents, accounts receivable, or properties or assets in the ordinary course of business; provided that the sale, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of the indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the "Asset Sales" covenant. For the purposes of this definition, the term "Asset Sale" also shall not include any of the following: (i) any transfer of properties or assets to an Unrestricted Subsidiary, if such transfer is permitted under the "Restricted Payments" covenant described above; (ii) sales of damaged, worn-out or obsolete equipment or assets that, in the Company's reasonable judgment, are either (A) no longer used or (B) no longer useful in the business of the Company or its Restricted Subsidiaries; (iii) any lease of any property entered into in the ordinary course of business and with respect to which the Company or any Restricted Subsidiary is the lessor, except any such lease that provides for the acquisition of such property by the lessee during or at the end of the term thereof for an amount that is less than the fair market value thereof at the time the right to acquire such property is granted; (iv) any trade or exchange by the Company or any Restricted Subsidiary of one or more drilling rigs for one or more other drilling rigs owned or held by another Person, provided that (A) the Fair Market Value of the drilling rig or rigs traded or exchanged by the Company or such Restricted Subsidiary (including any cash or Cash Equivalents to be delivered by the Company or such Restricted Subsidiary) is reasonably equivalent to the Fair Market Value of the drilling rig or rigs (together with any cash or Cash Equivalents) to be received by the Company or such Restricted Subsidiary and (B) such exchange is approved by a majority of the Disinterested Directors of the Company; (v) any transfer by the Company or any Restricted Subsidiary to its customers of drill pipe, tools and associated drilling equipment utilized in connection with a drilling contract for the employment of a drilling rig in the ordinary course of business and consistent with past practice; and (vi) any transfers that, but for this clause (vi), would be Asset Sales, if (A) the Company elects to designate such transfers as not constituting Asset Sales and (B) after giving effect to such transfers, the aggregate Fair Market Value of the properties or assets transferred in such transaction or any such series of related transactions so designated by the Company does not exceed $500,000.

     "Attributable Indebtedness" in respect of a sale-and-leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale-and-leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). As used in the preceding sentence, the "net rental payments" under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability corporation or similar entity, any membership or other similar interests therein; and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of 365 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) demand and time deposits and certificates of deposit or acceptances with a maturity of 365 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million; (iii) commercial paper with a maturity of 270 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-2 by Standard and Poor's Ratings Group (or its successors) or at least P-2 by Moody's Investors Service, Inc. (or its successors); (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any commercial bank meeting the specifications of clause (ii) above; (v) overnight bank deposits and bankers' acceptances at any commercial bank meeting the qualifications specified in clause (ii) above; (vi) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (ii) above, provided all such deposits do not exceed $5 million in the aggregate at any one time; (vii) demand and time deposits and certificates of deposit with any commercial bank organized in the United States not meeting the qualifications specified in clause (ii) above, provided that such deposits and certificates support bond, letter of credit and other similar types of obligations incurred in the ordinary course of business; and (viii) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (i) through (v) above. "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated net interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Interest Rate Protection Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill, debt issuance costs and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP but excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, minus
(v) any non-cash items increasing the Consolidated Net Income of such Person and its Restricted Subsidiaries during such period (excluding any such items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period commencing subsequent to the Series A/B Issue Date), in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof that is a Subsidiary Guarantor; (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and (iv) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Series A/B Issue Date in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Currency Hedge Obligations" means, at any time as to any Person, the obligations of such Person at such time that were incurred in the ordinary course of business pursuant to any foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement designed to protect against or manage such Person's or any of its Subsidiaries exposure to fluctuations in foreign currency exchange rates.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors of the Company is required to deliver a resolution of the Board of Directors under the indenture, a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest (other than an interest arising solely from the beneficial ownership of Capital Stock of the Company) in or with respect to such transaction or series of transactions.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the new notes mature.

     "Drilling Business" means (i) the drilling for oil, gas or other hydrocarbons, whether offshore or onshore, and whether as an agent or principal, and (ii) any business relating to or arising from drilling for oil, gas or other hydrocarbons, including, without limitation, the rental of drill pipe, tools or other equipment.

     "Employee Stock Repurchases" means purchases by the Company of any of its Capital Stock from employees for the purpose of permitting such employees to pay personal income tax obligations with the proceeds, provided that the aggregate amount of all such purchases shall not exceed $500,000 during any fiscal year of the Company.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Event of Loss" means, with respect to any drilling rig or similar or related property or asset of the Company or any Restricted Subsidiary, (i) any damage to such drilling rig or similar or related property or asset that results in an insurance settlement with respect thereto on the basis of a total loss or a constructive or compromised total loss or (ii) the confiscation, condemnation or requisition of title to such drilling rig or similar or related property or asset by any government or instrumentality or agency thereof. An Event of Loss shall be deemed to occur as of the date of the insurance settlement, confiscation, condemnation or requisition of title, as applicable.

     The term "exchange notes" means the Company's 10 1/8% Senior Notes due 2009 issued in exchange for the new notes and any additional new notes.

     "Exempt Foreign Subsidiary" means (i) any Restricted Subsidiary engaged in the Drilling Business exclusively outside the United States of America, irrespective of its jurisdiction of incorporation and (ii) any other Restricted Subsidiary whose assets (excluding any cash and Cash Equivalents) consist exclusively of Capital Stock or Indebtedness of one or more Restricted Subsidiaries described in clause (i) of this definition, that, in any case, is so designated by the Company in an Officers' Certificate delivered to the Trustee and (a) is not a guarantor of, and has not granted any Lien to secure, the senior credit facility or any other Indebtedness of the Company or any Restricted Subsidiary other than another Exempt Foreign Subsidiary and (b) does not have total assets that, when aggregated with the total assets of any other Exempt Foreign Subsidiary, exceed 10% of the Company's consolidated total assets, as determined in accordance with GAAP, as reflected on the Company's most recent quarterly or annual balance sheet. The Company may revoke the designation of any Exempt Foreign Subsidiary by notice to the Trustee.

     "Existing Indebtedness" means up to $8 million in aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the senior credit facility) in existence on the Series A/B Issue Date, until such amounts are repaid.

     "Fair Market Value" means, with respect to any asset or Investment, the fair market value of such asset or Investment at the time of the event requiring such determination, and, with respect to any assets or Investment in excess of $5 million (other than cash or Cash Equivalents) as determined by a reputable appraisal firm that is, in the reasonable judgment of the Board of Directors of the Company, qualified to perform the task for which such firm has been engaged and independent with respect to the Company.

     "Fixed Charges" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense (net of any interest income) of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (excluding amortization of debt issuance costs and including, without limitation, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Interest Rate Protection Obligations); (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;
(iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon); and (iv) the product of (A) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred stock of such Person, to the extent such preferred stock is owned by Persons other than such Person or its Restricted Subsidiaries, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions of businesses that have been made by the referent Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period; (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     The term "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down under letters of credit. When used as a verb, "guarantee" has a corresponding meaning.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any obligations in respect of Currency Hedge Obligations or Interest Rate Protection Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit, Currency Hedge

Obligations and Interest Rate Protection Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person.

     "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements or arrangements designed to protect against or manage such Person's or any of its Subsidiaries' exposure to fluctuations in interest rates.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that the following shall not constitute Investments: (i) an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company, (ii) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, (iii) Interest Rate Protection Obligations and Currency Hedge Obligations, but only to the extent that the same constitute Permitted Indebtedness, and (iv) endorsements of negotiable instruments and documents in the ordinary course of business. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of.

     "Issue Date" means the date on which the outstanding notes were first issued under the indenture.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement).

     "Net Equity Proceeds" means (i) in the case of any sale by the Company of Qualified Capital Stock of the Company, the aggregate net proceeds received by the Company, after payment of expenses, commissions and the like incurred in connection therewith, whether such proceeds are in cash or in other property (valued as determined reasonably and in good faith by the Board of Directors of the Company, as evidenced by a written resolution of said Board of Directors, at the fair market value thereof at the time of receipt) and (ii) in the case of any exchange, exercise, conversion or surrender of any outstanding Indebtedness of the Company or any Restricted Subsidiary for or into shares of Qualified Capital Stock of the Company, the amount of such Indebtedness (or, if such Indebtedness was issued at an amount less than the stated principal amount thereof, the accrued amount thereof as determined in accordance with GAAP) as reflected in the consolidated financial statements of the Company prepared in accordance with GAAP as of the most recent date next preceding the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holders of such Indebtedness to the Company or to any Wholly Owned Restricted Subsidiary of the Company upon such exchange, exercise, conversion or surrender and less any and all payments made to the holders of such Indebtedness, and all other expenses incurred by the Company in connection therewith), in the case of each of clauses (i) and (ii) to the extent consummated after the Series A/B Issue Date.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), other than any gains associated with reimbursements for lost or damaged rental tools in the ordinary course of business, together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or other sale of assets or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under the senior credit facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale, amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Indebtedness" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (B) is directly or indirectly liable (as a Subsidiary Guarantor or otherwise), or (C) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Non-Recourse Purchase Money Indebtedness" means Indebtedness or that portion of Indebtedness of the Company or any Restricted Subsidiary incurred in connection with the acquisition by the Company or such Restricted Subsidiary, subsequent to the Series A/B Issue Date, of any property or assets and as to which (i) the holders of such Indebtedness agree that they will look solely to the property or assets so acquired (or, in the case of the acquisition of all of the outstanding Capital Stock of a Person, the underlying properties and assets of such Person at the time of such acquisition, including proceeds thereof) and securing such Indebtedness for payment on or in respect of such Indebtedness, and neither the Company nor any Restricted Subsidiary (a) provides credit support, including any undertaking, agreement or instrument which would constitute Indebtedness or (b) is directly or indirectly liable for such Indebtedness, and (ii) no default with respect to such Indebtedness would permit (after notice or passage of time or both), according to the terms thereof, any holder of any Indebtedness of the Company or a Restricted Subsidiary to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; provided, however, that any portion of the purchase price of such property or assets that is not financed through the incurrence of such Indebtedness, shall be deemed to be a "Restricted Investment" under the indenture, and shall only be permitted to be expended by the Company or any Restricted Subsidiary to the extent that the Company would be permitted to make a Restricted Payment in such amount under the terms of the covenant described above under "-- Certain Covenants -- Restricted Payments."

     "Permitted Indebtedness" means any of the following:

          (i) Indebtedness (and any guarantee thereof) under the Revolving Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the greater of (A) $50 million, less any amounts derived from Asset Sales and applied to the permanent reduction of the Indebtedness thereunder as contemplated by the covenant described above under the caption "Repurchase at the Option of Holders -- Asset Sales" or
     (B) the sum of (1) 80% of the Company's Eligible Accounts Receivable (as defined in for purposes of the Revolving Credit Facility) and (2) 50% of the rig materials and supplies of the Company and its Restricted Subsidiaries determined in accordance with GAAP (the "Maximum Bank Facility Amount"), and any renewals, amendments, extensions, supplements, modifications, deferrals, refinancing or replacements (each, for purposes of this clause (i), a "refinancing") thereof, including any successive refinancing thereof, so long as the aggregate principal amount of any such new Indebtedness, together with the aggregate principal amount of all other Indebtedness outstanding pursuant to this clause (i), shall not at any one time exceed the Maximum Bank Facility Amount;

          (ii) Indebtedness under the Series A/B Notes, the Series D Notes, the outstanding notes (excluding any additional notes) and the exchange notes;

          (iii) Indebtedness under the Term Credit Facility, any Existing Indebtedness, and any Indebtedness under Letters of Credit existing on the Series A/B Issue Date;

          (iv) Indebtedness under Interest Rate Protection Obligations, provided that (A) such Interest Rate Protection Obligations are related to payment obligations on Permitted Indebtedness or Indebtedness otherwise permitted by the initial paragraph of the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, and (B) the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of such Indebtedness to which such Interest Rate Protection Obligations relate;

          (v) Indebtedness under Currency Hedge Obligations, provided that (A) such Currency Hedge Obligations are related to payment obligations on Permitted Indebtedness or Indebtedness otherwise permitted by the initial paragraph of the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant or to the foreign currency cash flows reasonably expected to be generated by the Company and its Restricted Subsidiaries, and (B) the notional principal amount of such Currency Hedge Obligations does not exceed the principal amount of such Indebtedness and the amount of such foreign currency cash flows to which such Currency Hedge Obligations relate;

          (vi) the Subsidiary Guarantees of the Series A/B Notes, the Series D Notes and the outstanding notes, and any additional notes subsequently issued, but only to the extent that the Indebtedness represented by such additional notes is otherwise permitted under the indenture, and the exchange notes (and any assumption of the obligations guaranteed thereby);

          (vii) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary and Indebtedness of any Restricted Subsidiary of the Company to the Company or a Wholly Owned Restricted Subsidiary, provided, however, that upon any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or a Wholly Owned Restricted Subsidiary), such Indebtedness shall be deemed, in each case, to be incurred and shall be treated as an incurrence for purposes of the initial paragraph of the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant at the time the Wholly Owned Restricted Subsidiary in question ceased to be a Wholly Owned Restricted Subsidiary or the time such subsequent transfer occurred;

          (viii) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Restricted Subsidiary thereof in the ordinary course of business, including guarantees or obligations of the Company or any Restricted Subsidiary thereof with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

          (ix) the incurrence by the Company or its Restricted Subsidiaries of Non-Recourse Purchase Money Indebtedness;

          (x) any Permitted Refinancing Indebtedness incurred by the Company or a Restricted Subsidiary of any Indebtedness incurred pursuant to clause
     (ii) or (iii) of this definition, including any successive refinancing by the Company or such Restricted Subsidiary; and

          (xi) any additional Indebtedness in an aggregate principal amount not in excess of $30 million at any one time outstanding and any guarantee thereof.

     "Permitted Investments" means any of the following: (i) Investments in Cash Equivalents; (ii) Investments in the Company or any of its Wholly Owned Restricted Subsidiaries; (iii) Investments by the Company or any of its Restricted Subsidiaries in another Person, if as a result of such Investment (A) such other Person becomes a Wholly Owned Restricted Subsidiary or (B) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its properties and assets to, the Company or a Wholly Owned Restricted Subsidiary; (iv) Investments permitted under the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales";
(v) Investments made in the ordinary course of business in prepaid expenses, lease, utility, workers' compensation, performance and other similar deposits;
(vi) Investments in stock, obligations or securities received in settlement of debts owing to the Company or any Restricted Subsidiary as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of the Company or any Restricted Subsidiary, in each case as to debt owing to the Company or any Restricted Subsidiary that arose in the ordinary course of business of the Company or any such Restricted Subsidiary, provided that any stocks, obligations or securities received in settlement of debts that arose in the ordinary course of business (and received other than as a result of bankruptcy or insolvency proceedings or upon foreclosure, perfection or enforcement of any Lien) that are, within 30 days of receipt, converted into cash or Cash Equivalents shall be treated as having been cash or Cash Equivalents at the time received; (vii) other Investments in joint ventures, corporations, limited liability companies or partnerships formed with or organized by third Persons, which joint ventures, corporations, limited liability companies or partnerships, engage in the Drilling Business and are not Unrestricted Subsidiaries at the time of such Investment, provided such Investments do not, in the aggregate, exceed $35 million; and (viii) Investments in AralParker CJSC represented by its note payable in a principal amount of up to $50 million.

     "Permitted Liens" means the following types of Liens:

          (a) Liens existing as of the Series A/B Issue Date;

          (b) Liens securing the Series D Notes, the outstanding notes, any additional notes subsequently issued, the exchange notes or the Subsidiary Guarantees;

          (c) Liens in favor of the Company;

          (d) Liens securing Indebtedness that constitutes Permitted Indebtedness pursuant to clause (i) or (iii) of the definition of Permitted Indebtedness;

          (e) Liens for taxes, assessments and governmental charges or claims either (i) not delinquent or (ii) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (f) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (g) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, government contracts and leases, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (h) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

          (i) any interest or title of a lessor under any Capital Lease Obligation or operating lease;

          (j) Liens securing Non-Recourse Purchase Money Indebtedness and other purchase money Liens; provided, however, that (i) the related Non-Recourse Purchase Money Indebtedness or other purchase money Indebtedness shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property or assets so acquired (or, in the case of the acquisition of all of the outstanding Capital Stock of a Person, the underlying properties and assets of such Person at the time of such acquisition, including proceeds thereof) and any proceeds therefrom and
     (ii) the Lien securing any such Indebtedness shall be created within 90 days of such acquisition;

          (k) Liens securing obligations under or in respect of either Currency Hedge Obligations or Interest Rate Protection Obligations;

          (l) Liens upon specific items of inventory or other goods of any Person securing such Person's obligations in respect of bankers acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (m) Liens securing reimbursement obligations with respect to commercial letters of credit that encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof;

          (n) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off; and

          (o) Liens on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of business for the exploration, drilling, development or operation thereof.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the new notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the new notes on terms at least as favorable to the holders of new notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) with respect to any such Indebtedness of the Company being extended, refinanced, renewed, replaced, defeased or refunded, such Permitted Refinancing Indebtedness shall not be incurred by any Restricted Subsidiary.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Disqualified Stock.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Restricted Investment" means (without duplication) (i) the designation of a Subsidiary as an Unrestricted Subsidiary in the manner described in the definition of Unrestricted Subsidiary, (ii) any Investment other than a Permitted Investment and (iii) any amount constituting a "Restricted Investment" as contemplated in the definition of "Non-Recourse Purchase Money Indebtedness."

     "Revolving Credit Facility" means the revolving loan facility under the senior credit facility.

     The term "senior credit facility" means, collectively, the Revolving Credit Agreement and the Term Loan Agreement, each dated as of November 8, 1996, among the Company, ING (U.S.) Capital Corporation ("ING") and the other lenders identified therein, and ING, as agent, each as amended, modified, supplemented, extended, restated, or renewed from time to time.

     "Series A/B indenture" means the indenture dated as of November 12, 1996 between the Company and JPMorgan Chase Bank (formerly Texas Commerce Bank, National Association), as Trustee, providing for the issuance of the Series A/B Notes in the aggregate principal amount of $300 million, as such may be amended and supplemented from time to time.

     "Series A/B Issue Date" means November 12, 1996, the date on which the Series A/B Notes were originally issued under the Series A/B indenture.

     "Series A/B Notes" means the Company's 9 3/4% Senior Notes due 2006, issued pursuant to the Series A/B indenture, as such may be amended or supplemented from time to time.

     "Series D Notes" means the Company's 9 3/4% Senior Notes due 2006, Series D issued pursuant to the Series D indenture, as such may be amended or supplemented from time to time.

     "Series D indenture" means the indenture dated as of March 11, 1998 between the Company and JPMorgan Chase Bank (formerly Chase Bank of Texas National Association), as Trustee, providing for the issuance of the Series D Notes in the aggregate principal amount of up to $450 million, as such may be amended and supplemented from time to time.

     "Significant Subsidiary" means any (a) Subsidiary that would be a significant subsidiary as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof and (b) any other Subsidiary that contributed more than 10% of the Company's Consolidated Cash Flow for the most recent four fiscal quarters for which financial statements are available.

     "Subordinated Indebtedness" means any Indebtedness of the Company or a Subsidiary Guarantor that is expressly subordinated in right of payment to the new notes or the Subsidiary Guarantees, as the case may be, including, without limitation, the 5 1/2% Convertible Subordinated Notes due 2004 of the Company.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Subsidiary Guarantee" means any guarantee of the new notes by any Subsidiary Guarantor in accordance with the provisions described under "-- Subsidiary Guarantees."

     "Subsidiary Guarantors" means each of (i) the Company's Significant Subsidiaries on the Issue Date (other than any Exempt Foreign Subsidiary, as designated by the Company) or any other Restricted Subsidiary that provides a guarantee under the senior credit facility, (ii) any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture, and (iii) their respective successors and assigns, as required under the indenture.

     "Term Credit Facility" means the term loans under the senior credit facility in an aggregate amount not to exceed $100 million, less any amounts derived from Asset Sales and applied to the permanent reduction of Indebtedness thereunder as contemplated by the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

     "Unrestricted Subsidiary" means any Subsidiary (or any successor to any of them) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors; but only to the extent that such Subsidiary (i) has no Indebtedness other than Non-Recourse Indebtedness;
(ii) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (iii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (iv) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," and
(ii) no Default or Event of Default would be in existence following such designation.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary to the extent (i) all of the Capital Stock or other ownership interests in such Restricted Subsidiary, other than any directors' qualifying shares mandated by applicable law, is owned directly or indirectly by the Company or (ii) such

Restricted Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided that the Company, directly or indirectly, owns the remaining Capital Stock or ownership interests in such Restricted Subsidiary and, by contract or otherwise, controls the management and business of such Restricted Subsidiary and derives the economic benefits of ownership of such Restricted Subsidiary to substantially the same extent as if such Restricted Subsidiary were a wholly owned Subsidiary.

     "Wholly Owned Subsidiary" means any Subsidiary to the extent (i) all of the Capital Stock or other ownership interests in such Subsidiary, other than any directors' qualifying shares mandated by applicable law, is owned directly or indirectly by the Company or (ii) such Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Subsidiary to transact business in such foreign jurisdiction, provided that the Company, directly or indirectly, owns the remaining Capital Stock or ownership interests in such Subsidiary and, by contract or otherwise, controls the management and business of such Subsidiary and derives the economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a wholly owned Subsidiary.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes the material United States federal income tax consequences of the exchange of the outstanding notes for exchange notes that may be relevant to a beneficial owner of notes that is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise is subject to United States federal income taxation on a net income basis in respect of such notes (a "U.S. holder"). This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. This summary deals only with U.S. holders that hold the outstanding notes as capital assets, and does not address tax considerations applicable to holders that may be subject to special tax rules, such as, but not limited to, banks, tax-exempt entities, insurance companies or dealers in securities or currencies, traders in securities electing to mark to market, persons that hold the outstanding notes as a position in a "straddle" or conversion transaction, or as part of a "synthetic security" or other integrated financial transaction or persons that have a "functional currency" other than the U.S. dollar.

     We believe that the exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be treated as an "exchange" for federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Rather, the exchange notes received by a holder will be treated as a continuation of the outstanding notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging outstanding notes for exchange notes pursuant to the exchange offer, the holding period of an exchange note will include the holding period of the outstanding note and the basis of an exchange note will be the same as the basis for the outstanding note immediately before the exchange. Interest received on the outstanding notes through the date of the closing of the exchange will be includible as ordinary income by holders who exchange outstanding notes for exchange notes.

     There can be no assurance that the Internal Revenue Service will not conclude that the exchange of the outstanding notes for exchange notes should be treated differently than we expressed in the foregoing paragraph. No rulings from the Internal Revenue Service have been or will be sought on the United States federal income tax treatment of the exchange of notes. Holders should consult their own tax advisors in determining the tax consequences to them, as a result of their individual circumstances, of the exchange of the outstanding notes for the exchange notes and of the ownership and disposition of exchange notes received in the exchange offer, including the application of state, local, foreign or other tax laws.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from ay such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and any profit resulting from any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

     For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the outstanding notes, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

     The validity of the exchange notes will be passed upon for us by Conner & Winters, P.C., Tulsa, Oklahoma.

                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements of Parker Drilling Company and subsidiaries incorporated in this Prospectus by reference to Parker Drilling Company's Current Report on Form 8-K dated June 28, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     With respect to the unaudited financial information of Parker Drilling Company and subsidiaries for the three-month periods ended March 31, 2002 and 2001, incorporated in the Prospectus by reference, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated April 22, 2002 incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

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     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE
HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY DATE OTHER THAN THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Where You Can Find More Information...    i
Summary...............................    1
Forward-Looking Statements............    5
Risk Factors..........................    6
The Exchange Offer....................   10
Use of Proceeds.......................   14
Description of Certain Indebtedness...   14
Description of the Exchange Notes.....   16
Certain U.S. Federal Income Tax
  Considerations......................   46
Plan of Distribution..................   47
Legal Matters.........................   47
Independent Accountants...............   48

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                            PARKER DRILLING COMPANY

                             [PARKER DRILLING LOGO]
                               OFFER TO EXCHANGE
                             UP TO $235,612,000 OF
                         10 1/8% SENIOR NOTES DUE 2009,
                           SERIES B, FOR OUTSTANDING
                         10 1/8% SENIOR NOTES DUE 2009,
                                    SERIES A

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                 August 8, 2002

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